Exhibit 10.2

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

made by

PAPERWEIGHT DEVELOPMENT CORP.,

APPVION, INC.,

and certain of its Subsidiaries

in favor of

JEFFERIES FINANCE LLC,

as Administrative Agent

Dated as of June 28, 2013

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6.5 Application of Proceeds	22
6.6 Code and Other Remedies	22
6.7 Private Sales	23
6.8 Deficiency	23
6.9 Intellectual Property License	23

SECTION 7. THE ADMINISTRATIVE AGENT	24

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc.	24
7.2 Duty of Administrative Agent	25
7.3 Filing of Financing Statements	25
7.4 Authority of Administrative Agent	26

SECTION 8. MISCELLANEOUS	26

8.1 Amendments in Writing	26
8.2 Notices	26
8.3 No Waiver by Course of Conduct; Cumulative Remedies	26
8.4 Enforcement Expenses; Indemnification	26
8.5 Successors and Assigns	27
8.6 Set-Off	27
8.7 Counterparts	27
8.8 Severability	27
8.9 Section Headings	27
8.10 Integration	28
8.11 GOVERNING LAW	28
8.12 Submission To Jurisdiction; Waivers	28
8.13 Acknowledgements	28
8.14 Additional Grantors	29
8.15 Releases	29
8.16 WAIVER OF JURY TRIAL	29

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GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 28, 2013 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”), made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of Jefferies Finance LLC, as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks, financial institutions and other entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Appvion, Inc., a Delaware corporation (the “Borrower”), Paperweight Development Corp., a Wisconsin corporation (“Holdings”), the Administrative Agent, Fifth Third Bank, as Revolver Agent (in such capacity, the “Revolver Agent”), Swing Line Lender and L/C Issuer, and the Lenders.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part (i) to repay certain existing indebtedness and (ii) to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Administrative Agent, the Revolver Agent, the Lenders and the other Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Revolver Agent, the L/C Issuer and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent for the ratable benefit of the Administrative Agent, the Revolver Agent, the Lenders and the other Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein, including in the recitals hereto, shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Contract, Document, Equipment, Farm Products, General Intangible, Instruments, Inventory, Letter-of-Credit Right and Supporting Obligation.

(b) The following terms shall have the following meanings:

“Borrower Credit Agreement Obligations”: with respect to the Borrower, the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, the Revolver Agent, the L/C Issuer or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Revolver Agent, the L/C Issuer or the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Borrower Obligations”: with respect to the Borrower, the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) the Secured Hedge Agreement Obligations, (iii) Secured Cash Management Obligations and (iv) all other obligations and liabilities of the Loan Parties to the Administrative Agent, the Revolver Agent, the L/C Issuer or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Revolver Agent, the L/C Issuer or the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement). For the avoidance of doubt, Borrower Obligations shall not include any Excluded Hedge Obligations.

“Canadian Grantors”: the grantors under the Guarantee and Collateral Agreement (Canada), dated as of June 28, 2013 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time), by and among Jefferies Finance LLC, as administrative agent, and the grantors from time to time party thereto.

“CFC”: a “controlled foreign corporation” within the meaning of Sections 956 and 957 of the Code.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Copyrights”: (i) all copyrights arising under the Laws of the United States, any other country or any political subdivisions thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office or any other similar authority throughout the world, (ii) all rights corresponding thereto throughout the world and (iii) the right to obtain all extensions and renewals thereof.

“Copyright Licenses”: any written or oral agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Credit Agreement Collateral”: all “Collateral” under, and as defined in, the Credit Agreement.

“Deposit Account”: as defined in the New York UCC and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution. The Deposit Accounts of the Grantors as of the Closing Date are listed on Schedule 8.

“Excluded Stock”: means all interests of the Borrower or any Grantor in (i) Rose Holdings Limited, (ii) Appvion de Mexico SA de CV, (iii) any Special Purpose Receivables Subsidiary or Immaterial Subsidiary and (iv) any CFC in excess of 66% of the outstanding voting stock of such CFC, in the case of this clause (iv) to the extent a pledge of the interests of such CFC would result in a material adverse tax or accounting consequence to the Borrower.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) the Secured Hedge Agreement Obligations, (iii) the Secured Cash Management Obligations and (iv) all other obligations and liabilities of such Guarantor to the Administrative Agent, the Revolver Agent, the L/C Issuer or any Lender which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Revolver Agent, the L/C Issuer or the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document). For the avoidance of doubt, the Guarantor Obligations shall not include any Excluded Hedge Obligations.

“Guarantors”: the collective reference to each Grantor other than the Borrower. It is understood and agreed that in no event shall any Special Purpose Receivables Subsidiary or Immaterial Subsidiary be deemed to be a Guarantor.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property or similar proprietary rights, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, Trade Secrets and Trade Secret Licenses and all rights thereto throughout the world including, without limitation, all claims, causes of action, defenses arising out of or related to any of the foregoing and the right to sue at law or in equity for any past, present and future infringement, misappropriation, misuse, dilution or other impairment thereof, including the right to receive all proceeds and damages from all of the foregoing.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

“Intercreditor Agreement”: as defined in Section 3.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)49 of the New York UCC and (ii) whether or not constituting “investment property” as so defined in the preceding clause (i), all Pledged Notes and all Pledged Stock; provided that in no event shall Investment Property include any Excluded Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: in the case of any Grantor, such Person’s (i) Borrower Obligations and/or (ii) Guarantor Obligations.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all reissues, extensions, renewals, reexaminations, divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, (iii) all invention disclosures, utility models or similar industrial property rights and (iv) all rights corresponding thereto, including rights to obtain any reissues or extensions of the foregoing.

“Permitted Unperfected Account”: with respect to any Grantor, any Deposit Account or Securities Account of such Grantor (a) that contains a balance of deposits equal to or less than $50,000; provided that such Deposit Account or Securities Account shall not cease to be a Permitted Unperfected Account if it contains a balance greater than $50,000 for not longer than 2 consecutive Business Days and provided that the balance of deposits in all such Deposit Accounts and Securities Accounts of the Grantors and all other Guarantors (including the Canadian Grantors) combined shall not exceed $200,000 in the aggregate at any time, (b) with respect to Deposit Accounts only, is used solely as (i) a payroll account, (ii) an employee benefit account, (iii) an operating expenses disbursement account that is zero-balanced on a daily basis, (iv) a sub-concentration account that is zero-balanced on a daily basis, (v) a fiduciary, escrow or trust account or (vi) a tax account, including with respect to sales taxes; or (c) as to which the Administrative Agent and the Revolver Agent otherwise agree that no control agreement need be obtained. The Permitted Unperfected Accounts of the Grantors as of the Closing Date are so indicated on Schedule 8.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor in excess of $1,000,000 (or Intercompany Notes which, in the aggregate, are in excess of $1,000,000) and all other promissory notes issued to or held by any Grantor in excess of $1,000,000 (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that such term shall not, in any case, include any Excluded Stock.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Requirement of Law”: as to any Person, the certificate or articles of incorporation and by laws or other organizational or governing documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Secured Cash Management Obligations”: the collective reference to all obligations and liabilities of a Loan Party (including, without limitation, interest accruing at the then applicable rate provided in any Secured Cash Management Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Cash Management Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Secured Cash Management Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Lender or affiliate thereof that are required to be paid by any Loan Party pursuant to the terms of any Secured Cash Management Agreement).

“Secured Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of a Loan Party (including, without limitation, interest accruing at the then applicable rate provided in any Secured Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Hedge Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Secured Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Lender or affiliate thereof that are required to be paid by the Borrower pursuant to the terms of any Secured Hedge Agreement). For the avoidance of doubt, Secured Hedge Agreement Obligations shall not include any Excluded Hedge Obligation.

“Securities Account”: as defined in the New York UCC. The Securities Accounts of the Grantors as of the Closing Date are listed on Schedule 8.

“Securities Act”: the Securities Act of 1933, as amended.

“Trade Secret Licenses” means any and all written or oral agreements granting any right in or to Trade Secrets (whether a Grantor is licensee or licensor thereunder).

“Trade Secrets” means all trade secrets, as recognized under applicable local Law, whether or not reduced to a writing or other tangible form, now or hereafter in force, owned or used in, or contemplated at any time for use in, the business of any Grantor, including with respect to any and all of the foregoing: (i) all documents and things embodying, incorporating, or referring in any way thereto, (ii) all rights to sue for past, present and future infringement thereof, (iii) all claims, damages, and proceeds of suit arising therefrom, and (iv) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license, assignment, or other dispositions thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof, any other country or any political subdivision thereof or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all extensions and renewals thereof. Notwithstanding the foregoing, the Trademarks shall not include any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or Section 1(d) of the Lanham Act has been filed, to the extent that any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act or cause the trademark that is the subject thereof to be invalidated or abandoned.

1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d) Unless the context otherwise requires, any Cash Management Bank or Hedge Bank which is party to a Secured Hedge Agreement or a Secured Cash Management Agreement shall be deemed to be a “Lender” for purposes of this Agreement.

SECTION 2. GUARANTEE

2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state Laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full in cash (other than contingent or indemnification obligations for which no claim has been made), no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations, provided that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to release the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full in cash (other than contingent or indemnification obligations for which no claim has been made), no Letter of Credit shall be outstanding and the Commitments are terminated, provided that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15. Notwithstanding the foregoing, in no event shall the Guarantors be liable for payment of any amount in excess of the then outstanding Borrower Obligations and, without duplication, Guarantor Obligations.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Revolver Agent, the Lenders and any of the other Secured Parties, and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party against the

Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, the Revolver Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent, the Revolver Agent, the Lenders and each other Secured Party by the Borrower on account of the Borrower Obligations are paid in full in cash (other than contingent or indemnification obligations for which no claim has been made), no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash, such amount shall be held by such Guarantor in trust for the Administrative Agent, the Revolver Agent, the Lenders and each other Secured Party, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations. To the maximum extent permitted by applicable Law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the respective Secured Parties party thereto may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable Law, each any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and among the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees, to the maximum extent permitted by applicable Law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent, the Revolver Agent, any Lender and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include, but not be limited to the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in accordance with the direction of the Administrative Agent.

SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Contracts;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Equipment;

(g) all General Intangibles;

(h) all Instruments;

(i) all Intellectual Property;

(j) all Inventory;

(k) all Investment Property;

(l) all Letter-of-Credit Rights;

(m) all books and records pertaining to the Collateral;

(n) those certain Commercial Tort Claims of the Obligors set forth on Schedule 7 attached hereto; and

(o) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in and of the following (the “Excluded Property”): (i) any property to the extent that such grant of a security interest is prohibited by any Requirement of Law, requires a consent not obtained of any Governmental Authority pursuant to any such Requirement of Law or is prohibited by, or constitutes a breach or default under, or results in the creation of a right of termination of (other than with respect to such any such right held by the Borrower or a Guarantor) or requires any consent not obtained under, any contract, license, agreement, instrument, lease, purchase money security interest or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the applicable terms in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable Law; (ii) any property to the extent that such property constitutes “Collateral” under and as defined in the Fox River Security Agreement; (iii) any leasehold interests in real property and fee interests in real property with a fair market value of less than $1,500,000; (iv) motor vehicles and any other assets subject to certificates of title; (v) commercial tort claims with a value of less than $200,000; (vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; (vii) any Permitted Unperfected Account; (viii) any Excluded Stock; (ix) any Intercompany Note made in favor of any Loan Party by an Special Purpose Receivables Subsidiary with respect to the purchase price of Receivables from such Loan Party in connection with a Permitted Receivables Financing; (x) any Receivables Assets related to (including, without limitation, by being sold, pledged or financed pursuant to) a Permitted Receivables Financing; and (xi) any other assets to the extent that each of the Administrative Agent and the Revolver Agent shall reasonably agree that the cost of obtaining a security interest therein or perfection of a security interest thereof (including any material adverse tax consequences resulting therefrom) outweighs the benefit of the security interest to be afforded thereby; provided, however, that (x) Excluded Property shall not include proceeds, products, substitutions or replacements of Excluded Property and (y) any Excluded Property that at any time fails to satisfy the above criteria (whether as a result of the applicable Grantor obtaining any necessary consent, any change in any rule of Law, statute or regulation, or otherwise) shall no longer constitute Excluded Property for purposes hereof and shall automatically constitute a portion of the Collateral subject to the grant of security contained herein.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, ALL TERMS OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE REPRESENTATIONS AND WARRANTIES MADE HEREIN, THE LIENS AND SECURITY INTERESTS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THIS AGREEMENT, THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT, THE REVOLVER AGENT AND LENDERS HEREUNDER, ALL OTHER RIGHTS AND BENEFITS AFFORDED HEREUNDER TO THE ADMINISTRATIVE AGENT, THE REVOLVER AGENT AND THE LENDERS AND ALL OBLIGATIONS OF THE BORROWER AND OTHER GRANTORS HEREUNDER) ARE SUBJECT IN ALL RESPECTS TO THE TERMS, CONDITIONS AND PROVISIONS OF THE INTERCREDITOR AGREEMENT (AS SUPPLEMENTED BY THE INTERCREDITOR AGREEMENT JOINDER). IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT (AS SUPPLEMENTED BY THE INTERCREDITOR AGREEMENT JOINDER) AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT (AS SUPPLEMENTED BY THE INTERCREDITOR AGREEMENT JOINDER) SHALL GOVERN AND CONTROL.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Revolver Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to each Agent and each Lender that:

4.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Article V of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, in all material respects (other than any representation or warranty that is qualified by materiality or makes reference to Material Adverse Effect, which such representations and warranties shall be true and correct in all respects), and each Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns its Collateral in all material respects free and clear of any and all Liens or claims of others. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” or a “claim” on such Intellectual Property. Each of the Administrative Agent, the Revolver Agent, each Lender and each other Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, Lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.3 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (including obtaining “control” (within the meaning of the applicable Uniform Commercial Code) of Deposit Accounts and Securities Accounts (other than Permitted Unperfected Accounts), Investment Property and, to the extent requested in writing by the Administrative Agent, Letter-of-Credit Rights (which, in the case of all filings and other documents referred to on said Schedule, unless otherwise noted, have been delivered to the Administrative Agent in completed and, where applicable, duly executed form) will constitute valid perfected security interests (to the extent perfection of security interests therein may be perfected by filing of UCC-1 financing statements and/or filings with the United States Patent and Trademark Office and United States Copyright Office, possession by the Administrative Agent of the respective Investment Property or “control” of Deposit Accounts and Securities Accounts) in all of the Collateral (excluding Letter-of-Credit Rights where written request has not been made by the Administrative Agent) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor, other than purchasers in the ordinary course of business, and other than purchasers under transactions permitted under the Credit Agreement, and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement and other Liens which have priority over the Liens granted hereunder on the Collateral by operation of law. Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, but nonetheless subject to the terms of the Intercreditor Agreement, with respect to Letter-of-Credit Rights where the relevant Grantor has been requested by the Administrative Agent to obtain “control” of same, the respective Grantor shall have a reasonable period of time to comply with such request and such “control” shall not be required if the respective Grantor is unable to obtain any required consents for such “control” after using commercially reasonable efforts to obtain same, and unless and until “control” of the respective Letter-of-Credit Rights is obtained in accordance with the above provisions of this Section 4.3 (including this sentence), there shall be no violation of any representation or warranty or covenant contained in this Agreement as a result thereof.

4.4 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4.

4.5 Inventory and Equipment. On the date hereof, all of the Grantors’ Inventory and Equipment is kept at the locations listed on Schedule 5, except with respect to (i) Inventory and Equipment in transit to or from a location listed on Schedule 5, (ii) locations inside the United States and Canada where the value of such Inventory (other than consigned Inventory, which is the subject of clause (iii) below) and Equipment does not exceed in the aggregate for the Grantors and all other Guarantors (including the Canadian Grantors) combined (x) $250,000 at any one such location, and (y) $1,000,000 at all such locations, (iii) locations inside the United States and Canada where the value of Inventory on consignment for the Grantors and all other Guarantors (including the Canadian Grantors) combined does not exceed (x) $300,000 at any one such location and (y) $2,000,000 at all such locations, and (iv) locations in a jurisdiction outside the United States and Canada (or any constituent jurisdiction thereof), provided that the value of all such Inventory and Equipment located in such jurisdictions does not exceed $8,500,000.

4.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7 Investment Property.

(a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor, except for Excluded Stock.

(b) On the date hereof, all the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) Each of the Pledged Notes issued by a Loan Party constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens in favor of, or claims of, any other Person, except the security interest created by this Agreement and as otherwise would not violate the applicable requirements of the Credit Agreement.

4.8 Receivables.

(a) Except to the extent that such amounts so payable to Grantors and the other Guarantors (including the Canadian Grantors) combined do not exceed $50,000 in aggregate, no amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper that has not been delivered to the Administrative Agent.

(b) As of the date hereof, not more than ten percent (10%) of the Receivables have a Governmental Authority as an obligor.

4.9 Intellectual Property.

(a) Schedule 6 lists all registered and applied for Patents, Trademarks and Copyrights in the United States that are owned by such Grantor in its own name on the date hereof. To each Grantor’s knowledge, as of the date hereof, all Intellectual Property owned by such Grantor and set forth on Schedule 6 is valid, in full force and effect, subsisting, unexpired and enforceable, and has not been abandoned. To each Grantor’s knowledge, the business of such Grantor and the use of any Intellectual Property in connection therewith, does not infringe, misappropriate, dilute or violate the intellectual property rights of any third Person. There are no pending or, to such Grantor’s knowledge, threatened claims of infringement, misappropriation, dilution or violation by Grantor of any third Person’s intellectual property rights, and none of the Grantors is aware of any facts or circumstances that such Grantor reasonably believes are likely to form the basis for any such claim, and such Grantor has not received written notice of any such claim

(b) Except as set forth in Schedule 6, on the date hereof none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

SECTION 5. COVENANTS.

Each Grantor covenants and agrees with the Administrative Agent, the Revolver Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full in cash (other than contingent or indemnification obligations for which no claim has been made), no Letter of Credit shall be outstanding and the Commitments shall have terminated:

5.1 Covenants in Credit Agreement. In the case of each Guarantor, to the extent applicable, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

5.2 Delivery of Instruments, Certificated Securities and Chattel Paper. Except to the extent that such amounts so payable to Grantors and the other Guarantors (including the Canadian Grantors) combined do not exceed $250,000 in aggregate, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly endorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.3 Maintenance of Insurance.

(a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies, in accordance with the terms of the Credit Agreement, (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties in accordance with the terms of the Credit Agreement and (ii) insuring such Grantor against liability for personal injury and property damage relating to such Inventory and Equipment.

(b) All such insurance shall (i) provide for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance (to the extent such provision is obtainable using commercially reasonably efforts) and (ii) name the Administrative Agent as an additional insured and/or loss payee, as applicable.

(c) The Borrower shall deliver to the Administrative Agent, substantially concurrently with the annual renewal of each insurance policy covered by the certificates of insurance delivered on the Closing Date pursuant to Section 4.01(a)(x) of the Credit Agreement, updated insurance certificates with respect to each such insurance policy and, in addition, such supplemental information with respect to each such insurance policy as the Administrative Agent may from time to time reasonably request.

5.4 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest (but only to the extent that such security interest can be perfected by the filing of a financing statement under the Uniform Commercial Code (or other similar Laws) or obtaining “control” (within the meaning of the applicable Uniform Commercial Code) of Deposit Accounts (other than Permitted Unperfected Accounts) or Investment Property) having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever (other than Persons with prior Liens permitted under clause (b) of Section 4.3), subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Administrative Agent and the Revolver Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the reasonable written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and shall record or cause to be recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar Laws) in effect in any jurisdiction with respect to the security interests created hereby (ii) in the case of Investment Property, Deposit Accounts and Securities Accounts (other than Permitted Unperfected Accounts), Letter-of-Credit Rights (but, in the case of such Letter-of-Credit Rights, only after written request from the Administrative Agent and subject to the last sentence of Section 4.3) and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto and (iii) in the case of Intellectual Property, filings to the United States Patent and Trademark Office, the United States Copyright Office or other similar authority.

5.5 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(i) change its jurisdiction of organization from that referred to in Section 4.4; or

(ii) change its name.

5.6 Notices. Such Grantor will advise the Administrative Agent, the Revolver Agent and the Lenders promptly, in reasonable detail, of the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Credit Agreement Collateral or on the security interests created hereby.

5.7 Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent, the Revolver Agent, the Lenders and the other Secured Parties, hold the same in trust for such Persons and deliver the same forthwith to the Administrative Agent in the exact form received, duly endorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. If an Event of Default has occurred and is continuing, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of, or as a distribution of capital by, any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any property (if an Event of Default has occurred and is continuing) or any Investment Property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor (when otherwise required to be paid or delivered over to the Administrative Agent as set forth above), such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, the Revolver Agent, the Lenders and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) if an Event of Default has occurred and is continuing, vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or otherwise permitted in the Credit Agreement or (iv) enter into any agreement or undertaking, other than as permitted under the Credit Agreement, restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Section 6.3(c) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) with respect to the Investment Property issued by it.

5.8 Receivables.

(a) Other than in the ordinary course of business, such Grantor will not, with respect to any material portion of the Receivables, (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof.

(b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that challenges the validity or enforceability of more than five percent (5%) of the aggregate amount of the then outstanding Receivables.

(c) If, as of any fiscal quarter end occurring after the Closing Date, the Grantors determine that more than ten percent (10%) of Receivables (in the aggregate for all Grantors) have a Governmental Authority as an obligor, then the Grantors shall so notify the Administrative Agent and the Revolver Agent (such notice to be given substantially concurrently with the delivery of the quarterly financial statements required pursuant to Section 6.01(b) of the Credit Agreement) and, upon the reasonable request of the Administrative Agent, promptly take such steps as may be necessary to comply with any applicable federal assignment of claims Laws and other comparable Laws.

(d) This Section 5.8 shall not apply to any Receivables sold or financed pursuant to a Permitted Receivables Financing.

5.9 Intellectual Property.

(a) Except as would not have a material adverse effect on the aggregate value of the Credit Agreement Collateral, such Grantor will (i) continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any new mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Administrative Agent, the Revolver Agent, the Lenders and the other Secured Parties, shall obtain a perfected security interest in such new mark pursuant to this Agreement, and (v) not do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Except as would not have a material adverse effect on the aggregate value of the Credit Agreement Collateral, such Grantor will not do any act, or omit to do any act, whereby any Patent may become forfeited, abandoned or dedicated to the public.

(c) Except as would not have a material adverse effect on the aggregate value of the Credit Agreement Collateral, such Grantor will not do any act or knowingly omit to do any act whereby any Copyright may become invalidated or otherwise impaired. Such Grantor will not do any act whereby any Copyright may fall into the public domain, to the extent such Copyright is material to the aggregate value of the Credit Agreement Collateral.

(d) Except as would not have a material adverse effect on the aggregate value of the Credit Agreement Collateral, such Grantor will not do any act that knowingly uses any Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will promptly notify the Administrative Agent, the Revolver Agent and the Lenders if it knows, or has reason to know, that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any cancellation or invalidation proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country, but specifically excluding any official actions or search reports issued by any intellectual property office around the world during the normal course of prosecution of any applications for Intellectual Property) regarding such Grantor’s ownership of, or the validity of, any Intellectual Property or such Grantor’s right to register the same or to own and maintain the same, in each case to the extent such Intellectual Property is material to the aggregate value of the Credit Agreement Collateral.

(f) Whenever such Grantor, either by itself or through the Administrative Agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent in accordance with Section 6.02(a)(iii)(y) of the Credit Agreement. Upon reasonable request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g) Except as otherwise determined in the exercise of such Grantor’s reasonable business judgment, Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, in each case to the extent such Intellectual Property is material to the aggregate value of the Credit Agreement Collateral.

(h) In the event that any Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) notify the Administrative Agent after it learns thereof, in each case to the extent such Intellectual Property is material to the aggregate value of the Credit Agreement Collateral.

(i) Upon the occurrence and during the continuance of an Event of Default, each Grantor shall use its best efforts to obtain all requisite consents or approvals from the licensor of each Copyright License, Patent License, Trade Secret License or Trademark License to effect the assignment or sublicense of all of such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee for the benefit of the Secured Parties in accordance with this Agreement or the Credit Agreement.

(j) For the avoidance of doubt, no Grantor shall be required to take any steps to perfect the Administrative Agent’s security interest in any Intellectual Property in any jurisdiction outside of the United States or Canada unless and until the Administrative Agent shall have requested such Grantor to do so in writing.

5.10 Commercial Tort Claims. Each Grantor shall (i) forward to the Administrative Agent written notification (such notice to be given substantially concurrently with the delivery of the quarterly financial statements required pursuant to Section 6.01(b) of the Credit Agreement) of any and all Commercial Tort Claims where the expected recovery could reasonably be expected to be in an amount in excess of $200,000, including, but not limited to, any and all actions, suits and proceedings before any court or Governmental Authority by or affecting such Grantor or any of its Subsidiaries and (ii) if and to the extent requested by the Administrative Agent in writing, execute and deliver such statements, documents and notices and do and cause to be done all such things as may be reasonably required by the Administrative Agent, or required by Law, including all things which may from time to time be necessary under the UCC to fully create, preserve, perfect and protect the priority of the Administrative Agent’s security interest in any such Commercial Tort Claims.

5.11 Cash Management Systems.

(a) On or prior to the Closing Date, the Borrower shall have established and shall thereafter maintain in existence one or more lockboxes (each a “Lockbox”) with the Revolver Agent or such other Lender as shall be reasonably acceptable to the Administrative Agent and the Revolver Agent

(each a “Depositary Account Bank”) and shall instruct all account debtors on the Borrower’s Accounts to remit all payments to a Lockbox. All payments remitted by account debtors of the Borrower to any Lockbox, all other amounts received by the Borrower from any account debtor and all other cash received by the Borrower from any other source shall in each case upon receipt thereof be deposited into a Deposit Account.

(b) Each Deposit Account or Securities Account of the Borrower or any other Grantor that is not a Permitted Unperfected Account (each such Deposit Account, a “Controlled Deposit Account,” and each such Securities Account, a “Controlled Securities Account,” Controlled Securities Accounts together with Controlled Deposit Accounts may sometimes be referred to herein individually as a “Controlled Account” and, collectively, as “Controlled Accounts”) shall be maintained with a Depositary Account Bank.

(c) Within the time period prescribed under Section 6.15 of the Credit Agreement, the Borrower and each other Grantor shall have entered into a deposit account control agreement or securities account control agreement in form and substance satisfactory to the Administrative Agent with respect to each Controlled Account with the respective Depositary Account Bank and in favor of the Administrative Agent (each an “Account Control Agreement”), which, in the case of Account Control Agreements with respect to Controlled Deposit Accounts, shall provide that, among other things, upon the occurrence and during the continuance of an Event of Default, at the instruction of the Administrative Agent, all available amounts held in each Controlled Deposit Account maintained at such Depositary Account Bank shall be wired on each Business Day into an account (the “Administrative Agent Account”) maintained by the Administrative Agent; provided, that the Administrative Agent hereby agrees that it will not give any instructions under any Account Control Agreement unless and until an Event of Default shall have occurred and be continuing.

(d) The closing of any Lockbox or Controlled Account and the termination of any Account Control Agreement, except in connection with a release of Liens under Section 8.15 hereof or Section 9.12 of the Credit Agreement, shall require in each case the prior written consent of the Administrative Agent and the Revolver Agent.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables.

(a) If an Event of Default shall have occurred and be continuing, (x) the Administrative Agent shall have the right to make test verifications of the Receivables in any reasonable manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications and (y) upon the Administrative Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor.

(c) If an Event of Default shall have occurred and be continuing, at the Administrative Agent’s reasonable request, (i) each Grantor shall deliver to the Administrative Agent all original (to the extent such Grantor has original copies) and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original (to the extent such Grantor has original copies) orders, invoices and shipping receipts and (ii) at the reasonable request of the Administrative Agent the applicable Grantor shall use its commercially reasonable efforts to take such steps as may be necessary to comply with any applicable federal assignment of claims Laws and other comparable Laws. Notwithstanding anything to the contrary in this Agreement, no Grantor will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information with respect to any account debtors related to any Receivables, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.2 Communications with Obligors; Grantors Remain Liable.

(a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Agent or Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would materially impair the Collateral in a manner not expressly permitted by the Credit Agreement, this Agreement or any other Loan Document or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in the order set forth in Section 6.5, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter, during the continuance of such Event of Default, exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability (except liabilities resulting from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final, non-appealable judgment)) except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4 Proceeds to be Turned Over to Administrative Agent. In addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, upon receipt by such Grantor of notice from the Administrative Agent or the Revolver Agent, all Proceeds received by any Grantor consisting of cash, checks and other similar near-cash items shall be held by such Grantor in trust for the Administrative Agent, the Revolver Agent and the Lenders, segregated from other funds of such Grantor, and shall, upon the request of the Administrative Agent, be turned over to the Administrative Agent forthwith upon receipt by such Grantor in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent, the Revolver Agent, the Lenders and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing (but the Obligations shall not have been accelerated pursuant to Section 8.01 of the Credit Agreement, the Administrative Agent may (and, at the request of the Revolver Agent, the Administrative Agent shall) apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the order set forth in Section 8.02(b) of the Credit Agreement.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable Law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, have assigned to it, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, sublicense, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent, the Revolver Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Upon written demand from the Administrative Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Administrative Agent an absolute assignment of all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Administrative Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement. The Administrative Agent, the Revolver Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released to the extent permitted by Law. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent, the Revolver Agent, the Lenders and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in the order set forth in Section 6.5 hereof, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of Law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party arising out of the exercise by them of any rights hereunder, except for gross negligence, bad faith or willful misconduct on the part of any such Person. If any notice of a proposed sale or other disposition of Collateral shall be required by Law, such notice shall be deemed reasonable and proper if given at least 20 days before such sale or other disposition.

6.7 Private Sales.

(a) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities Laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities Laws, even if such Issuer would agree to do so.

(b) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent, the Revolver Agent, the Lenders and each of the other Secured Parties, that the Administrative Agent, the Revolver Agent, the Lenders and each of the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives, to the extent permitted by applicable Law, and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent, the Revolver Agent or any Lender to collect such deficiency.

6.9 Intellectual Property License. The Grantors hereby grant the Administrative Agent a non-exclusive, transferable, sublicensable, worldwide license and right, effective solely during an Event of Default, to the maximum extent permitted by applicable Law and to the extent of the Grantors’ interest therein, exercisable without payment of royalty or other compensation, under and to any and all of the Intellectual Property now or hereafter owned by, licensed to, or otherwise used by the Grantors to purchase, use, market, repossess, possess, store, assemble, manufacture, process, sell, transfer, distribute, lease, license and otherwise exploit and dispose of any asset included in the Collateral to the extent the Administrative Agent takes possession of such in accordance with the terms and conditions of this Agreement and the Credit Agreement. For the avoidance of doubt, in the event that any such Event of Default is cured in accordance with the terms and conditions of this Agreement and the Credit Agreement, the foregoing license shall automatically be suspended.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)    (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1 to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1 unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon (which shall accrue only from the time upon which written demand therefor is made by the Administrative Agent) at a rate per annum equal to the rate per annum at which interest would then be payable on Revolving Credit Loans that are Base Rate Loans (which rate shall increase to the rate applicable to such Loans that are past due for periods after the date that is 10 days after written demand for payment has been made upon the Borrower by the Administrative Agent) under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. None of the Administrative Agent, the Revolver Agent, any Lender, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent, the Revolver Agent and the Lenders hereunder are solely to protect the Administrative Agent’s the Revolver Agent’s, the Lenders’ and each other Secured Party’s interests in the Collateral and shall not impose any duty upon any of such Persons to exercise any such powers. The Administrative Agent, the Revolver Agent, the Lenders and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Filing of Financing Statements. Pursuant to any applicable Law, each Grantor authorizes the Administrative Agent (or its designees) to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” or such similar language in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent (or its designees) of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent, the Revolver Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.01 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. No Agent or Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Revolver Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Law.

8.4 Enforcement Expenses; Indemnification.

(a) To the same extent that the Borrower is required under such circumstances to do so pursuant to Section 11.04(a) of the Credit Agreement, each Guarantor agrees to pay or reimburse each of the Secured Parties for all reasonable invoiced, out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel) incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party.

(b) Each Grantor agrees to pay, and to hold each of the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) To the same extent that the Borrower is required to do so under such circumstances pursuant to Section 11.04(b) of the Credit Agreement, each Guarantor agrees to pay, and to hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and each of the other Loan Documents.

(d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent, the Revolver Agent, the Lenders and each of the other Secured Parties, and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6 Set-Off. Each Grantor hereby irrevocably authorizes each Agent and each Lender at any time after the Loans and other amounts payable under the Credit Agreement shall have become due and payable pursuant to Article VIII of the Credit Agreement, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to such Agent or such Lender hereunder and claims of every nature and description of such Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Agent or such Lender may elect, whether or not the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by such Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Agent or such Lender may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent, the Revolver Agent, the Lenders and each of the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Revolver Agent, any Lender or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Agent or Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent, the Revolver Agent, Lenders and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.09 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15 Releases.

(a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Secured Hedge Agreement Obligations and Secured Cash Management Obligations to the extent (x) such Obligations have been secured or backstopped to the satisfaction of the Lender holding such Obligations or (y) the Lender holding such Obligations has otherwise consented to such exclusion) shall have been paid in full in cash, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than those Letters of Credit secured or backstopped to the satisfaction of the L/C Issuer), the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination and to authorize the filing by Grantors of any necessary UCC terminations or other terminations or releases.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the security interests in such Collateral shall be automatically released without further action by any party and the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. For the avoidance of doubt, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower (at the Borrower’s expense) to evidence the release of any Liens created by any Loan Document in respect of Collateral constituting Receivables Assets in connection with any Permitted Receivables Financing. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation

By:	/s/ Jeffrey J. Fletcher
Name:	Jeffrey J. Fletcher
Title:	Controller

APPVION, INC., a Delaware corporation

By:	/s/ Jeffrey J. Fletcher
Name:	Jeffrey J. Fletcher
Title:	Controller

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

Accepted and agreed to as of the date first above written.

JEFFERIES FINANCE LLC, As Administrative Agent

By:	/s/ E. J. Hess
Name:	E. J. Hess
Title:	Managing Director

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

Annex I

to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                     , 20     , made by                     , a                     [corporation] (the “Additional Grantor”), in favor of Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, APPVION, INC., a Delaware corporation (the “Borrower”), PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation (“Holdings”), the Lenders, the Administrative Agent and Fifth Third Bank, as Revolver Agent (in such capacity, the “Revolver Agent”), Swing Line Lender and L/C Issuer, have entered into a Credit Agreement, dated as of June 28, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of June 28, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [*] to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

*	Refer to each Schedule which needs to be supplemented.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title: